UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               EQUITY OIL COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $1.00 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   294749-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                                                      Todd J. Emmerman, Esq.
        Asher B. Edelman                              c/o Rosenman & Colin LLP
        717 Fifth Avenue                              575 Madison Avenue
        New York, New York 10022                      New York, New York 10022
        (212) 371-7711                                (212) 940-8873
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  June 15, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box |_|.

      Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------------
CUSIP No. 294749-10-6
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edelman Value Partners, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER


                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            354,150 Shares
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        354,150 Shares
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      354,150 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.79%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 Pages

                                  SCHEDULE 13D

---------------------------
CUSIP No. 294749-10-6
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edelman Value Fund, Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Britsh Virgin Islands
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER


                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            482,850 Shares
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        482,850 Shares
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      482,850 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.53%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 12 Pages

                                  SCHEDULE 13D

---------------------------
CUSIP No. 294749-10-6
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Wimbledon Edelman Select Opportunities Hedged Fund, Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not applicable
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER


                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 12 Pages

                                  SCHEDULE 13D

---------------------------
CUSIP No. 294749-10-6
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Asher B. Edelman & Associates LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Turks and Caicos
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER


                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES               482,850 Shares (comprised of shares owned by Edelman
BENEFICIALLY            Value Fund, Ltd.)
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        482,850 Shares (comprised of shares owned by Edelman
                        Value Fund, Ltd.)
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      482,850 Shares (comprised of shares owned by Edelman Value Fund, Ltd.)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.53%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 12 Pages

                                  SCHEDULE 13D

---------------------------
CUSIP No. 294749-10-6
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      A.B. Edelman Management Company, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not applicable
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER


                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES               354,150 Shares (comprised of shares owned by Edelman
BENEFICIALLY            Value Partners, L.P.)
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        354,150 Shares (comprised of shares owned by Edelman
                        Value Partners, L.P.)
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      354,150 Shares (comprised of shares owned by Edelman Value Partners, L.P.)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.79%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 12 Pages

                                  SCHEDULE 13D

---------------------------
CUSIP No. 294749-10-6
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Asher B. Edelman
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not applicable
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER


                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES               837,000 Shares (comprised of shares owned by Edelman
BENEFICIALLY            Value Partners, L.P. and shares owned by Edelman Value
  OWNED BY              Fund, Ltd.)
    EACH                --------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        837,000 Shares (comprised of shares owned by Edelman
                        Value Partners, L.P. and shares owned by Edelman Value
                        Fund, Ltd.)
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      837,000 Shares (comprised of shares owned by Edelman Value Partners, L.P. and shares owned by Edelman Value Fund, Ltd.)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 12 Pages

                                  SCHEDULE 13D

---------------------------
CUSIP No. 294749-10-6
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Wimbledon Fund, Ltd., Edelman Select Opportunities Hedged Class Shares
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not applicable
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER


                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 12 Pages

                                  SCHEDULE 13D

---------------------------
CUSIP No. 294749-10-6
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Weston Capital Management LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      Not applicable
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER


                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. Security and Issuer

            This Amendment No. 1 is being filed by (i) Edelman Value Partners, L.P., a Delaware limited partnership ("Edelman Value Partners"), (ii) Edelman Value Fund, Ltd., a British Virgin Islands corporation ("Edelman Value Fund"),
(iii) A.B. Edelman Management Company, Inc., a New York corporation ("Edelman Management"), (iv) Asher B. Edelman & Associates LLC, a Turks and Caicos limited liability company ("Edelman Associates"), (v) Wimbledon Edelman Select Opportunities Hedged Fund, Ltd., a Bahamian corporation ("Wimbledon"), (vi) Wimbledon Fund, Ltd., Edelman Select Opportunities Hedged Class Shares, a Bahamian corporation ("Select"), (vii) Weston Capital Management LLC, a Connecticut limited liability company ("Weston"), and (viii) Asher B. Edelman (such entities and individual are collectively referred to herein as the "Reporting Persons"), with respect to the Common Stock, par value $1.00 per share (the "Common Stock") of Equity Oil Company (the "Company"), a company organized and existing under the laws of the State of Colorado and amends the
Schedule 13D ("Schedule 13D") filed on February 6, 2001 by the Reporting Persons. The address of the Company's principal executive offices is 10 West Third South, Salt Lake City, Utah 84101. In addition to the other amendments contained herein, this Amendment No. 1 is being filed to reflect the fact that Wimbledon, Select and Weston are no longer members of the reporting group for purposes of Schedule 13D. Capitalized terms herein which are not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.

Item 5. Interest in Securities of the Issuer.

            Item 5(a) is hereby amended and restated as follows:

            The aggregate percentage of the outstanding shares of Common Stock reported owned by each Reporting Person is based upon 12,679,147 shares of Common Stock outstanding as reported in the Company's quarterly report on Form 10-Q for the period ended March 31, 2001.

            As of the close of business on June 15, 2001:

                  (i) Edelman Value Partners owns 354,150 shares of Common Stock which constitute approximately 2.79% of the shares of Common Stock outstanding;

                  (ii) Edelman Management owns no shares of Common Stock. As sole General Partner of Edelman Value Partners, Edelman Management may be deemed, by the provisions of Rule 13d-3 of the Exchange Act Rules, to be the beneficial owner of the 354,150 shares of Common Stock owned by Edelman Value Partners. Such shares of Common Stock constitute approximately 2.79% of the shares of Common Stock outstanding;

                  (iii) Edelman Value Fund owns 482,850 shares of Common Stock which constitute approximately 3.53% of the shares of Common Stock outstanding;

                  (iv) Wimbledon owns no shares of Common Stock.

                  (v) Select owns no shares of Common Stock.

                  (vi) Weston owns no shares of Common Stock.

                  (vii) Edelman Associates owns no shares of Common Stock. As Investment Manager of Edelman Value Fund, Edelman Associates may be deemed under the provisions of Rule 13D-3 of the Exchange Act Rules, to be the beneficial owner of the 482,850 shares of Common Stock owned by Edelman Value Fund. Such shares of Common Stock constitute approximately 3.53% of the shares of Common Stock outstanding.

                  (viii) Asher B. Edelman owns no shares of Common Stock. As the President and sole Director of Edelman Management, which is the sole General Partner of Edelman Value Partners, and as the Managing Member of Edelman Associates, which is the Investment Manager of Edelman Value Fund, Mr. Edelman may be deemed under the provisions of Rule 13d-3 of the Exchange Act Rules, to be the beneficial owner of the 354,150 shares of Common Stock owned by Edelman Value Partners and the 482,850 shares of Common Stock owned by Edelman Value Fund. Such shares of Common Stock, in the aggregate, constitute approximately 6.6% of the shares of Common Stock outstanding.

            Item 5(c) is hereby amended as follows:

            (c) Set forth below is a description of all transactions in shares of Common Stock that were effected during the past sixty days by any of the Reporting Persons.

            (i) The following transactions were effected on the open market:

                                         Purchase     Number            Price
          Entity                Date     or Sale     of Shares        Per Share
          ------                ----     -------     ---------        ---------

  Edelman Value Partners      4/18/01        P         7,500           $3.38500
  Wimbledon                   4/18/01        P         7,500           $3.38500
  Edelman Value Fund          4/18/01        S        10,000           $3.37989
  Edelman Value Fund          4/19/01        S         5,000           $3.38488
  Wimbledon                   5/16/01        S         1,700           $3.41988
  Wimbledon                   5/21/01        S         5,000           $3.21989
  Edelman Value Fund          5/31/01        P           200           $3.26000

            (ii) As of June 15, 2001, Select transferred the 66,050 shares of Common Stock owned by Wimbledon to Edelman Value Fund in exchange for an interest in Edelman Value Fund.

            Item 5(e) is hereby amended as follows:

            (e) (i) As of June 15, 2001, Wimbledon ceased to be a member of a "group" owning more than 5% of the shares of Common Stock outstanding.

            (ii) As of June 15, 2001, Select ceased to be a member of a "group" owning more than 5% of the shares of Common Stock outstanding.

            (iii) As of June 15, 2001, Weston ceased to be a member of a "group" owning more than 5% of the shares of Common Stock outstanding.

                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2001

                             /s/ Sebastiano Andina
                             ---------------------------------------------------
                             Sebastiano Andina, as attorney-in-fact for each of Asher B. Edelman, Edelman Value Partners, L.P., Edelman Value Fund, Ltd., Wimbledon Edelman Select Opportunities Hedged Fund, Ltd., Weston Capital Management LLC, Wimbledon Fund Ltd., Edelman
                             Select Opportunities Hedged Class Shares, Asher B. Edelman & Associates LLC and A.B. Edelman Management Company, Inc.